ADDENDUM TO EMPLOYMENT AGREEMENT

This ADDENDUM TO THE EMPLOYMENT AGREEMENT (“Addendum”) is effective as of the 31st day of December, 2008 by and among DUCKWALL-ALCO STORES, INC. (the “Company”) and JON A. RAMSEY (“Employee”).

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated June 1, 2007 (the “Agreement”);

WHEREAS, the Company desires to comply with the provisions of Section 409A of the Internal Revenue Code and the Final Regulations issued by United States Department of the Treasury on April 10, 2007 regarding deferred compensation in order to avoid a 20% penalty and acceleration of income taxes on the Employee and reporting and withholding obligations on the Company; and

WHEREAS, the Company and Employee desire to modify the terms of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.           Other Changes; Conflicts.  Except as amended in this Addendum, all provisions of the Agreement will continue and remain in full force and effect.  The provisions of this Addendum will prevail if there is a conflict between any provision of the Agreement and any provision of this Addendum. Capitalized terms used but not defined in this Addendum have the meanings ascribed to them in the Agreement.

2.           Good Reason.  The definition of  “Good Reason” found in Section 1, “Definitions,”  of the Agreement is amended to read in its entirety:

“Good Reason”

       (a)          “Good Reason” means any of the following:

(i)           A material diminution in the Employee’s Base Salary.

(ii)          Any material diminution in Employee’s authority, duties or responsibilities.

(iii)         Any other action or inaction that constitutes a material breach by the Company of this Agreement.

    (b)         The Company’s placing Employee on paid leave for up to 90 consecutive days while it is determining whether there is a basis to terminate Employee’s employment for Cause will not constitute Good Reason.

    (c)         To terminate Employee’s employment for Good Reason, Employee must give the Company a written notice of termination detailing why Employee believes a Good Reason event has occurred and such notice must be provided to the Company within ninety (90) days of the initial occurrence of such alleged Good Reason event.  The Company shall then have thirty (30) days after its receipt of written notice to cure the item cited in the written notice. Good Reason will not have formally occurred with respect to the event in question, unless and until the cure period has expired and the item remains uncured. At the end of the cure period, if the Company has not cured the basis for the Good Reason termination, Employee’s obligation to serve the Company, and the Company’s obligation to employ Employee under the terms of this Agreement, shall terminate simultaneously.

    (d)        The term “Good Reason” is intended to be an exempt “involuntary separation of service” under Treas. Reg. § 1.409A-1(n).

3.           Termination for Change of Control.  A new section, entitled “Termination for Change of Control, “ shall be added to the Agreement at Section 5(c)(5) to read in its entirety:

(5) Termination in the Event of a Change of Control.

(A)           In the event that the Company terminates the Employee because of a Change of Control of the Company, or the Employee terminates his or her employment because of a Change of Control, the Company shall pay to the Employee the following:

(i)         all Earned Obligations in a lump sum within thirty (30) days after the date of Termination of Employment;

(ii)         any benefits earned by the Employee as of the date of Termination of Employment under all qualified and nonqualified retirement, pension, profit sharing and similar plans of  the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements;

   (iii)         the Company shall pay to the Employee, subject to applicable withholding, one additional year of Base Salary paid in accordance with the Company's regular payroll practices; and

   (iv)        the Company shall continue all benefits coverage of the Employee and his dependents provided under the Company's benefit plans or policies (or under other benefit plans or policies that provide substantially equivalent coverage) for a period of ninety (90) days following Termination of Employment.

(B)           Any and all severance payments paid to the Employee arising out of the Termination of Employment due to a Change of Control shall not be paid until the seventh (7th) month following the Termination of Employment pursuant to I.R.C. §  409A.

    (c)           If the Employee obtains other employment that would cause Employee to violate Section 4(b) were it then in effect during the period the Company remains obligated to compensate Employee as set forth in this Section 5, the Employee shall promptly notify the Company thereof and of the aggregate gross compensation payable to Employee in respect of such other employment, and the Company shall have the right to deduct, dollar for dollar, from the amount payable by the Company to Employee the gross aggregate amount of compensation Employee receives from such other employment.

  (d)           The Employee agrees that the covenants made by the Employee set forth in Sections 4(a) and 4(b) of this Agreement will remain in effect for the period specified therein.

4.           Section 409A.     A new section, entitled “Section 409A“ shall be added to the Agreement at Section 7(h) to read in its entirety:

(h)           Section 409A.

(i)           Section 409A Compliance. Notwithstanding anything contained in this Agreement to the contrary, if the Employee is deemed by the Company at the time of the Employee’s “separation from service” with the Company to be a “specified employee,” each within the meaning of Section 409A of the Internal Revenue Code (“409A”), severance payments in Section 5(c)(2) or Section 5(c)(5) that otherwise would be paid in the first six months following separation from service will instead be paid in the seventh (7th) month following separation from service or, if earlier, within 30 days of the Employee’s death, except no delay shall apply with respect to amounts that are due only upon an involuntary separation from service (as defined in Treas. Reg. § 1.409A-1(n) of the Department of Treasury Regulations), and that, when combined with all other such payments, do not exceed the amount specified in Treas. Reg. § 1.409A-1(b)(9)(iii)(A) (generally the lesser of two times annualized pay or two times the compensation limit in Section 401(a)(17) of the Internal Revenue Code), and to the extent severance amounts are required to be delayed, such severance amounts are considered for purposes of 409A to be separate payments from the severance amounts that are not required to be delayed. The Agreement shall be interpreted to ensure that the payments made to the Employee are exempt from, or comply with, 409A; provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with 409A) from the Employee to the Company or to any other individual or entity.

(ii)    Payment to Beneficiary Upon Death.  Upon death, severance pay shall continue to be paid to a Employee’s beneficiary, designated in writing, or if none, to his/her estate.

(iii)  Amendment of Severance Pay Plan. During the lifetime of a Employee, this Agreement may be amended in whole or in part by the mutual written agreement of the parties involved. In the case of an amendment that increases the amount of deferred compensation (severance pay), the plan is not considered established with respect to the additional amount deferred until the plan, as amended, is established in accordance with Treas. Reg. § 1.409A-1(c)(3)(i).  No acceleration of the deferred compensation shall occur on account of any such amendment.  In addition, the payment of deferred compensation shall not be deferred by amendment unless the amendment takes effect at least twelve (12) months after the date on which the amendment is made and becomes irrevocable; (2) in the case of an amendment related to a payment not occurring on account of death, the payment with respect to which such amendment is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid); and (3) any amendment related to a payment at a specified time or pursuant to a fixed schedule is made not less than twelve (12) months before the date the payment is scheduled to be paid.

(iv)    Domestic Relations Orders. The rules of this Agreement governing changes in the time and form of payment do not apply to elections by individuals other than a service provider to the extent such elections are reflected in, or made in accordance with, the terms of a domestic relations order, as defined in Internal Revenue Code § 414(p)(1)(B).

(v)    USERRA Rights. The requirements of this Agreement are deemed met to the extent an election to change the time or form of a payment of deferred compensation is provided to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994.

(vi)    Termination Of Severance Pay Plan. The Corporation and Employee may agree to terminate this Agreement and provide for distribution of a Employee’s deferred compensation (severance pay) to a Employee in a lump sum provided that (1) the termination and liquidation do not occur proximate to a downturn in the financial health of the Corporation, (2) the Corporation terminates all similar aggregated deferred compensation agreements, (3) no payments in liquidation of the Agreement are made within twelve (12) months of the date the Corporation takes all necessary action to irrevocably terminate and liquidate the Agreement, other than payments that would be payable under the terms of the Agreement if the action to terminate and liquidate the Agreement had not occurred, (4) all payments are made within twenty-four (24) months of the date the Corporation takes all necessary action to irrevocably terminate and liquidate the Agreement, and (5) the Corporation does not adopt a new similar aggregated plan within three (3) years following the date the Corporation takes all necessary action to irrevocably terminate and liquidate the Agreement.

In addition, the Agreement can be terminated and liquidated within twelve (12) months of a corporate dissolution taxed under Internal Revenue Code § 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the plan are included in the participants' gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(1)     The calendar year in which the plan termination and liquidation occurs.

(2) The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(3)     The first calendar year in which the payment is administratively practicable.

In addition, the right is reserved to discontinue and terminate this Agreement in the event of an irrevocable action taken by the Corporation within the thirty (30) days preceding or the twelve (12) months following a Change of Control as defined by the final 409A regulations, provided that this paragraph will only apply to a payment made under the Agreement if all agreements, methods, programs, and other arrangements sponsored by the Corporation immediately after the time of the Change of Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treas. Reg. § 1.409A-1(c)(2) are terminated and liquidated with respect to each Employee that experienced the Change of Control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months of the date the Corporation irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

No termination shall adversely affect any Employee’s entitlement to payments under the Agreement prior to such termination, nor shall such termination relieve the Corporation of its obligation to pay benefits to Participants as otherwise set forth herein.

(vii)           Offset. The amount of any debt or other liability owed by a party to the Company shall reduce dollar for dollar any deferred compensation (severance pay) otherwise payable to that party hereunder, but not in excess of $5,000.  Any additional debt above $5,000 owed by a party shall be paid shall not reduce that party’s deferred compensation but instead such party shall pay that debt to the Company.  If such party fails to do so, such party shall be liable for and shall reimburse the Company for the Company’s legal fees and costs in attempting to obtain such repayment.  The revision of this provision is made to comply with section 409A of the Internal Revenue Code and the final Treasury regulations regarding offsets and substitutions.

3.           Representations and Warranties.  The Company and Employee certify that all of their representations and warranties provided in the Agreement are true and correct as of the date of execution of this Addendum.

IN WITNESS WHEREOF, the parties have caused this Addendum to be signed by their duly authorized representatives as of the date first written above.

DUCKWALL ALCO STORES, INC.                                                                      EMPLOYEE

JON A. RAMSEY

By:                                                      By:
Name: Charles E. Bogan                                                                      Name:  Jon A. Ramsey
Title:   Vice President